Exhibit 99.1

CONTACT:	Greg Petersen 804 Las Cimas Parkway, Suite 200 Austin, Texas 78746 (512) 328-2300

COOPERATIVE COMPUTING, INC. COMMENCES OFFERING OF NEW
SENIOR NOTES TO REPURCHASE SHARES FROM CERTAIN
STOCKHOLDERS AND TO REPAY INDEBTEDNESS

ANNOUNCES PLANNED TENDER OFFER AND
CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

     AUSTIN, TEXAS, May 29, 2003 — Cooperative Computing, Inc. (CCITRIAD) announced today that it intends to offer approximately $175 million of senior unsecured notes in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The securities to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

     CCITRIAD intends to use the net proceeds of the senior notes offering to permit its parent, Cooperative Computing Holding Company, Inc., to repurchase shares of common stock from certain stockholders, and to purchase outstanding senior subordinated notes and repay its existing credit facility.

     In connection with the senior notes offering, CCITRIAD also announced that it expects to promptly commence a tender offer for any and all of its outstanding 9% senior subordinated notes due 2008, of which $100.0 million aggregate principal amount are currently outstanding. The purchase price for senior subordinated notes in the tender

CCITRIAD/2

offer is expected to be 100% of principal amount thereof, plus accrued interest to the date of purchase. In conjunction with the tender offer, CCITRIAD also announced that noteholder consents are expected to be solicited to effect certain amendments to the indenture governing the senior subordinated notes. Tendering noteholders that deliver such consents within the first 10 business days of the tender offer are also expected to receive a consent fee of $22.50 per $1,000 principal amount of notes consenting. The tender offer is expected to be conditioned on the consummation of the senior notes offering described above, and there can be no assurance that the tender offer will be commenced or completed.

     CCITRIAD is an industry leader in enterprise systems and information services for the automotive aftermarket, and hardlines and lumber industries. Headquartered in Austin, TX, the company has operations in Livermore, CA, Denver, CO, Canada, France, Ireland and the UK.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements as to industry trends, future economic performance, availability of financing, products or service line growth, and customer relations information. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to those risks and uncertainties identified in Cooperative Computing, Inc.’s most recent Annual Report on Form 10-K, which has been filed with the United States Securities and Exchange Commission. Cooperative Computing, Inc. assumes no duty to update information contained in this document at any time.